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                                                                    Exhibit 99.1

                   BENTLEY COMMERCE TO RE-ESTABLISH ACCESS AND
            MANAGEMENT OF ITS COLLABORATIVE ONLINE BARTER MARKETPLACE
                      AND TRADE EXCHANGE MANAGEMENT SYSTEM

SARASOTA, FL-- (MARKET WIRE)--Sep 20, 2005 -- The Board of Directors of Bentley Commerce Corporation (OTC:BLYC.OB - News) (www.bentleycommerce.com) announced that the termination of Bruce Kamm as CEO and CFO, occurred after an extensive investigation and discussions with Mr. Kamm and his legal counsel. Mr. Kamm refused to cooperate with the investigation, or settle the matter reasonably. Rather, after he was informed of his termination, Mr. Kamm prevented access to the software system that the private company he heads licensed to Bentley Commerce, to prevent it from managing its marketplace, accounts, and trade transactions.

The Virtual Barter software program licensed to the company by Mr. Kamm's private company, Intertrade Capital Group, is perpetual and cannot be cancelled without appropriate actions, as outlined in the licensing agreement. Bentley Commerce is taking the necessary steps to re-establish access to the system and to be in a position to properly serve its clients. In addition, the Company is evaluating with counsel and others its legal and business options with respect to this matter.

ABOUT BENTLEY COMMERCE CORPORATION:

Bentley Commerce Corporation is an ecommerce business-to-business services provider that has established a collaborative online barter marketplace. The Company offers alternative payment methods including trade, as well as management services and systems to small and mid-size companies.

FORWARD-LOOKING STATEMENTS:

With the exception of historical information, this news release and accompanying information may include forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those anticipated as a result of various risks. There are numerous factors that could contribute to such differences, therefore such projected events and anticipated results are not warranties or guaranties that such events will occur or that the Company will achieve such results. For more information about this corporation and risks involved in the investment of their publicly traded shares, please see the company's website(s), and/or documents filed with the SEC, which are easily accessible in the EDGAR database system.

CONTACT:

Bentley Commerce Corp
Bob Schumacher
310-201-0800
rschumacher@bentletcommerce.com
www.bentleycommerce.com